NEWS RELEASE




Date:             May 11, 2004

Contact:          R. Riggie Ridgeway - President & CEO
                  William B. West - Executive Vice President
                  Robert E. Dye, Jr. - Senior Vice President & CFO

To:               News Media

Release Date:     Immediate



                          PEOPLES BANCORPORATION, INC.

                        ANNOUNCES FIRST QUARTER EARNINGS


Easley, SC - Peoples Bancorporation, Inc. (PBCE.OB), the parent company for The Peoples National Bank, Easley, South Carolina, Bank of Anderson, N.A., Anderson, South Carolina and Seneca National Bank, Seneca, South Carolina, reported total consolidated earnings of $541,000 for the quarter ending March 31, 2004. Return on average equity was 5.97%, while diluted earnings per share were $0.14 for the quarter ending March 31, 2004. The Company recorded a one-time, non-recurring charge in the first quarter of 2004 in the amount of $376,000 to increase the liability for death benefits payable to the beneficiary of the Company's former Chairman, President and CEO, whose untimely death occurred shortly after the end of the period.

Total assets at March 31, 2004 were $433,423,000, an increase of 1.5% over the $427,179,000 in total assets at March 31, 2003. At March 31, 2004, total gross loans (excluding loans held for sale) were $299,193,000, an increase of 12.7% compared to $265,536,000 at March 31, 2003. Total deposits at March 31, 2004 were $357,615,000, an increase of 1.6% over the $352,067,000 in total deposits at March 31, 2003.

Commenting on the Company's performance, Company President R. Riggie Ridgeway stated, "We are very pleased that our earnings remain at respectable levels during a time of compressed margins, and that we continue to see growth in assets, loans, and deposits. As we stated publicly in three separate announcements last year, we felt that the heightened level of mortgage refinancing activity would not be sustainable in the future, and as predicted, earnings are now returning to more historical levels." Ridgeway added, "We continue to be pleased with the performance of all three of our banks in their respective markets, and we have a positive outlook about our opportunities for continued growth and profitability."

Currently, The Peoples National Bank maintains four (4) locations: two (2) in Easley, one (1) in Pickens and one (1) in Powdersville, South Carolina; Bank of Anderson, N.A. maintains two (2) locations in Anderson, South Carolina; and Seneca National Bank maintains one (1) location in Seneca, South Carolina.

To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the Company's Annual Report on Form 10-K for the year ended December 31, 2003, and Form 10-Q for the quarter ended March 31, 2004, which are or will be available from the Securities and Exchange Commission's public reference facilities and from its website at www.sec.gov, or from the Company's shareholders' relations department.

                          PEOPLES BANCORPORATION, INC.

                        CONSOLIDATED FINANCIAL HIGHLIGHTS
                                   (Unaudited)

                 (Amounts in thousands except share information)

                                               Three Months Ended
                                                    March 31,
                                                    ---------
Income Statement                                 2004         2003       Change
                                                 ----         ----       ------
  Net interest income ...................      $3,433       $3,389         1.30%
  Provision for loan losses .............         130          129         0.78%
  Other income ..........................       1,303        2,734       -52.34%
  Other expenses ........................       3,792        3,394        11.73%
                                               ------       ------
     Income before income taxes .........         814        2,600       -68.69%
  Provision for income taxes ............         273          943       -71.05%
                                               ------       ------
     Net Income .........................      $  541       $1,657       -67.35%
                                               ======       ======

  Return on average assets ..............        0.51%        1.60%
  Return on average equity ..............        5.97%       20.46%

Net income per common share*
  Primary ...............................      $ 0.15       $ 0.45       -66.67%
  Fully Diluted .........................      $ 0.14       $ 0.43       -67.44%


                                                    March 31,
                                                    ---------
Balance Sheet                                   2004           2003      Change
                                                ----           ----      ------
  Total assets ...........................    $433,423      $427,179       1.46%
  Mortgage loans held for sale ...........       8,777        44,143     -80.12%
  Loans, net .............................     295,729       262,604      12.61%
  Allowance for loan losses ..............       3,464         2,932      18.14%
  Securities .............................      77,669        82,157      -5.46%
  Total earning assets ...................     400,274       400,292       0.00%
  Total deposits .........................     357,615       352,067       1.58%
  Shareholders' equity ...................      36,564        34,068       7.33%
  Book value per share* ..................        9.93          9.71       2.25%


* Share data has been restated to reflect the 5% stock dividend paid in 2003.